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                                                           Exhibit 2.7


154 Contract of sale for New York office,                 Distribution by Julius
commercial and multi-family                                       Blumberg, Inc.
residential premises. 2-95                                             NYC 10013

Prepared by the Real Property Committee of the Association of the Bar of the City of New York.

   NOTE: This form is intended to cover matters common to most transactions.
               Provisions should be added, altered or deleted to
              suit the circumstances of a particular transaction.

  Contract of Sale -- Office, Commercial and Multi-Family Residential Premises
  ----------------------------------------------------------------------------

                               Table of Contents

Section 1.  Sale of premises and acceptable title

Section 2. Purchase price, acceptable funds, existing mortgages, purchase money mortgage, escrow of downpayment and foreign persons

Section 3.  The closing

Section 4.  Representations and warranties of seller

Section 5.  Acknowledgements of purchaser

Section 6.  Seller's obligations as to leases

Section 7.  Responsibility for violations

Section 8.  Destruction, damage or condemnation

Section 9.  Covenants of seller

Section 10. Seller's closing obligations

Section 11. Purchaser's closing obligations

Section 12. Apportionments

Section 13. Objections to title, failure of seller or purchaser to perform and vendee's lien

Section 14. Broker

Section 15. Notices

Section 16. Limitations on survival of representations, warranties, covenants and other obligations

Section 17. Gains tax and miscellaneous provisions

Signatures and receipt by escrowee

Schedule A. Description of premises (to be attached)

Schedule B. Permitted exceptions

Schedule C. Purchase price

Schedule D. Miscellaneous

Schedule E. Rent schedule (to be attached)

            CONTRACT dated January 20, 1998 between

      THE FIRST REPUBLIC CORPORATION OF AMERICA, a Delware corporation, having its principal office and place of business at 302 Fifth Avenue, New York, NY 10001


("Seller") and

      SL GREEN OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, having its principal office and place of business at 70 West 36th Street, New York, NY 10018, by SL GREEN REALTY CORP., its general partner

("Purchaser").

            Seller and Purchaser hereby covenant and agree as follows:

Section 1. Sale of Premises and Acceptable Title

      ss.1.01. Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, at the price and upon the terms and conditions set forth in this contract: (a) the parcel of land more particularly described in Schedule A attached hereto ("Land") [INSERT 1]; (b) all buildings and improvements situated on the Land (collectively, "Building"); (c) all right, title and interest of Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining the Land to the center line thereof and to any unpaid award for any taking by condemnation or any damage to the Land by reason of a change of grade of any street or highway; (d) the appurtenances and all the estate and rights of Seller in an to the Land and Building; and (e) all right, title and interest of Seller, if any, in and to the fixtures, equipment and other personal property attached or appurtenant to the Building (collectively, "Premises"). The Premises are located at or known as

                               321 West 44th Street
                               New York, NY

      ss.1.02. Seller shall convey and Purchaser shall accept fee simple title to the Premises in accordance with the terms of this contract, subject only to:
(a) the matters set forth in Schedule B attached hereto (collectively, "Permitted Exceptions"); and (b) such other matters as (i) the title insurer specified in Schedule D attached hereto shall be willing, without special Premium, to omit as exceptions to coverage.

Section 2. Purchase Price, Acceptable Funds, Existing Mortgages, Purchase Money
           Mortgage, and Escrow of Downpayment and Foreign Persons

      ss.2.01. The purchase price ("Purchase Price") to be paid by Purchaser to Seller for the Premises as provided in Schedule C attached hereto is $17,000,000

      ss.2.02 All monies payable under this contract, unless otherwise specified in this contract, shall be paid by (a) certified checks of Purchaser or any person making a purchase money loan to Purchaser drawn on any bank, savings bank, trust company or savings and loan association having a banking office in the State of New York [INSERT 2] official bank checks drawn by any such banking institution, payable to the order of Seller, except that uncertified checks of Purchaser payable to the order of Seller up to the amount of one-half of one percent of the Purchase Price shall be acceptable for sums payable to Seller at the Closing.


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      ss. 2.05. (a) The sum paid under paragraph (a) of Schedule C [INSERT 1]
other sums paid on account of the Purchase Price prior to the Closing (collectively, "Downpayment") [INSERT 2] paid by check or checks drawn to the order of and delivered to Seller's attorney [INSERT 3] ("Escrowee"). The Escrowee shall hold the proceeds thereof in escrow in a special bank account (or as otherwise agreed in writing by Seller, Purchaser and Escrowee) until the Closing or sooner termination of this contract and shall pay over or apply such proceeds in accordance with the terms of this section. Escrowee [INSERT 4] hold such proceeds in an interest-bearing account, any interest earned thereon, shall be paid to the same party entitled to the escrowed proceeds, and the party receiving such interest shall pay any income taxes thereon. The tax identification numbers of the parties are either set forth in Schedule D or shall be furnished to Escrowee upon request. At the Closing, such proceeds and the interest thereon, if any, shall be paid by Escrowee to Seller. If for any reason the Closing does not occur and either party makes a written demand upon Escrowee for payment of such amount, Escrowee shall give written notice to the other party of such demand. If Escrowee does not receive a written objection from the other party to the proposed payment within 10 business days after the giving of such notice, Escrowee is hereby authorized to make such payment. If Escrowee does receive such written objection within such 10 day period or if for any other reason Escrowee in good faith shall elect not to make such payment, Escrowee shall continue to hold such amount until otherwise directed by written instructions from the parties to this contract or a final judgment of a court. However, Escrowee shall have the right at any time to deposit the escrowed proceeds and interest thereon, if any, with the clerk of the Supreme Court of the county in which the Land is located. Escrowee shall give written notice of such deposit to Seller and Purchaser. Upon such deposit Escrowee shall be relieved and discharged of all further obligations and responsibilities hereunder.

            (b) The parties acknowledge that Escrowee is acting solely as a stakeholder at their request and for their convenience, that Escrowee shall not be deemed to be the agent of either of the parties, and that Escrowee shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this contract or involving gross negligence. Seller and Purchaser shall jointly and severally indemnify and hold Escrowee harmless from and against all costs, claims and expenses, including reasonable attorneys' fees, incurred in connection with the performance of Escrowee's duties hereunder, except with respect to actions or omissions taken or suffered by Escrowee in bad faith, in willful disregard of this contract or involving gross negligence on the part of Escrowee.

            (c) Escrowee has acknowledged agreement to these provisions by signing in the place indicated on the signature page of this contract.

      ss. 2.06. In the event that Seller is a "foreign person", as defined in Internal Revenue Code Section 1445 and regulations issued thereunder (collectively, the "Code Withholding Section"), or in the event that Seller fails to deliver the certification of non foreign status required under ss. 10.12(c), or in the event that Purchaser is not entitled under the Code Withholding Section to rely on such certification, Purchaser shall deduct and withhold from the Purchase Price a sum equal to ten percent (10%) thereof and shall at Closing remit the withheld


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amount with Forms 8288 and 8288A (or any successors thereto) to the Internal
Revenue Service; and if the cash balance of the Purchase Price payable to Seller at the Closing after deduction of net adjustments, apportionments and credits (if any) to be made or allowed in favor of Seller at the Closing as herein provided is less than ten percent (l0%) of the Purchase Price, Purchaser shall have the right to terminate this contract, in which event Seller shall refund the Downpayment to Purchaser and shall reimburse Purchaser for title examination and survey costs as if this contract were terminated pursuant to ss.13.02. The right of termination provided for in this ss.2.06 shall be in addition to and not in limitation of any other rights or remedies available to Purchaser under applicable law.

Section 3. The Closing

      ss. 3.01. Except as otherwise provided in this contract, the closing of title pursuant to this contract ("Closing") shall take place on the scheduled date and time of closing specified in Schedule D (the actual date of the Closing being herein referred to as "Closing Date") at the place specified in Schedule

Section 4. Representations and Warranties of Seller

      Seller represents and warrants to Purchaser as follows:

      ss.4.01. Unless otherwise provided in this contract, Seller is the sole owner of the Premises.

      ss.4.02. If the Premises are encumbered by an Existing Mortgage(s), no written notice has been received from the Mortgagee(s) asserting that a default or breach exists thereunder which remains uncured and no such notice shall have been received and remain uncured on the Closing Date. If copies of documents constituting the Existing Mortgage(s) and note(s) secured thereby have been exhibited to and initialed by Purchaser or its representative, such copies are true copies of the originals and the Existing Mortgage(s) and note(s) secured thereby have not been modified or amended except as shown in such documents.

      ss.4.03. [INSERT 1]

If any Leases which have been exhibited to and initialed by Purchaser or its representative contain provisions that are inconsistent with the foregoing representations and warranties, such representations and warranties shall be deemed modified to the extent necessary to eliminate such inconsistency and to conform such representations and warranties to the provisions of the Leases.

      ss.4.04. [INSERT 2]

      ss.4.06. [INSERT 3]

      ss. 4.07 [INSERT 4] lists all employees presently employed at the Premises, and the information contained therein is accurate as of the date set forth therein or, if no date is set forth therein, as of the date hereof, and, except as otherwise set forth in such schedule, [INSERT 5] covered by a union contract and there are no retroactive increases or other accrued and unpaid sums owed to any employee. [INSERT 6]

      ss.4.08. [INSERT 7]

      ss.4.09. The copy of a certificate of occupancy for the Premises exhibited to and initialed by Purchaser or its representative, is a true copy of the original and such certificate has not been amended, but Seller makes no representation as to compliance with any such certificate. [INSERT 8]

      ss.4.10. The assessed valuation and real estate taxes set forth in Schedule D, if any, are the assessed valuation of the Premises and the taxes paid or payable with respect thereto for the fiscal year indicated in such schedule. Except as otherwise set forth in Schedule D, there are no tax abatements or exemptions affecting the Premises.

      ss.4.11. [INSERT 9]

      ss.4.12. Seller has no actual knowledge that any incinerator, boiler or other burning equipment on the Premises is being operated in violation of applicable law. [INSERT 10] of a certificate or certificates of operation therefor have been exhibited to and initialed by Purchaser or its representative, such copies are true copies of the originals.

      ss.4.13. Except as otherwise set forth in Schedule D, Seller has no actual knowledge of any assessment payable in annual installments, or any part thereof, which has become a lien on the Premises. [INSERT 11]

      ss.4.14. Seller is not a "foreign person" as defined in the Code Withholding Section.

[INSERT 12]

Section 5. Acknowledgments of Purchaser

      Purchaser acknowledges that:

      ss.5.01. Purchaser has inspected the Premises, is fully familiar with the physical condition and state of repair thereof, and, subject to the provisions of ss.7.01, ss.8.01, and ss.9.04, shall accept the Premises "as is" and in their present condition, subject to reasonable use, wear, tear and natural deterioration between now and the Closing Date, without any reduction in the Purchase Price for any change in such condition by reason thereof subsequent to the date of this contract.

      ss.5.02. Before entering into this contract, Purchaser has made such examination of the Premises, the operation, income and expenses thereof and all other matters affecting or relating to this transaction as Purchaser deemed necessary. In entering into this contract, Purchaser has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller or any agent, employee or other representative of Seller or by any broker or any other person representing or purporting to represent Seller, which are not expressly set forth in this contract, whether or not any such representations, warranties or statements were made in writing or orally.

Section 6. Seller's Obligations as to Leases

      ss.6.01. Unless otherwise provided in a schedule attached to this contract, between the date of this contract and the Closing, Seller shall not, without Purchaser's prior written consent, which consent shall not be unreasonably withheld: (a) amend, renew or extend any [INSERT 13] Lease in any respect, unless required by law; (b) grant a lease to any tenant occupying space pursuant to a Tenancy [INSERT 14]; or (c) terminate any [INSERT 13] Lease or Tenancy except by reason of a default by the tenant thereunder.

      ss.6.02. Unless otherwise provided in a schedule attached to this contract, between the date of this contract and the Closing, Seller shall not permit occupancy of, or enter into any, new lease for, space in the Building which is presently vacant which may hereafter become vacant without first giving Purchaser written notice of the identity of the proposed tenant, together with
(a) either a copy of the proposed lease or a summary of the terms thereof in reasonable detail and (b) a


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statements of the amount of the brokerage commission, if any, payable in connection therewith and the terms of payment thereof. If Purchaser objects to such proposed lease, Purchaser shall so notify Seller within 4 business days after receipt of Seller's notice if such notice was personally delivered to Purchaser, or within 7 business days after the mailing of such notice by Seller to Purchaser, in which case Seller shall not enter into the proposed lease. Unless otherwise provided in a schedule attached to this contract, Purchaser shall pay to Seller at the Closing, in the manner specified in ss.2.02, the rent and additional rent that would have been payable under the proposed lease from the date on which the tenant's obligation to pay rent would have commenced if Purchaser had not so objected until the Closing Date, less the amount of the brokerage commission specified in Seller's notice and the reasonable cost of decoration or other work required to be performed by the landlord under the terms of the proposed lease to suit the premises to the tenant's occupancy ("Reletting Expenses"), prorated in each case over the term of the proposed lease and apportioned as of the Closing Date. If Purchaser does not so notify the Seller of its objection, [INSERT 1] Seller shall have the right to enter into the proposed lease with the tenant identified in Seller's notice and Purchaser shall pay to Seller, in the manner specified in ss.2.02, the Reletting Expenses, prorated in each case over the term of the lease and apportioned as of the later of the Closing Date or the rent commencement date. Such payment shall be made by Purchaser to Seller at the Closing. In no event shall the amount so payable to Seller exceed the sums actually paid by Seller on account thereof. [INSERT 2]

      ss.6.03. If any space is vacant on the Closing Date, Purchaser shall accept the Premises subject to such vacancy, provided that the vacancy was not permitted or created by Seller in violation of any restrictions contained in this contract. [INSERT 3] Seller shall not grant any concessions or rent abatements for any period following the Closing without Purchaser's prior written consent. Seller shall not apply all or any part of the security deposit of any tenant unless such tenant has vacated the Premises.

      ss.6.04. [INSERT 4] Seller does not warrant that any particular Lease or Tenancy will be in force or effect at the Closing or that the tenants will have performed their obligations thereunder. The termination of any Lease or Tenancy prior to the Closing by reason of the tenant's default shall not affect the obligations of Purchaser under this contract in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser.

      ss.6.05. Seller hereby indemnifies and agrees to defend Purchaser against any claims made pursuant to ss.7-107 or ss.7-108 of the General Obligations Law (the "GOL") by tenants who resided in the Premises on or prior to the Closing Date other than (a) claims with respect to tenants' security deposits paid, credited or assigned to Purchaser pursuant to ss.10.03, (b) claims made pursuant to ss.7-107 of the GOL with respect to funds for which Seller was not liable, and (c) claims made pursuant to ss.7-108 of the GOL by tenants to whom Purchaser failed to give the written notice specified in ss.7-108(c) of the GOL within thirty days after the Closing Date. The foregoing indemnity and agreement shall survive the Closing and shall be in lieu of any escrow permitted by ss.7-108(d) of the GOL, and Purchaser hereby waives any right it may have to require any such escrow.

Section 7. Responsibility for Violations

      ss.7.01. Except as provided in ss.7.02 and ss.7.03, all notes or notices of violations of law or governmental ordinances, orders or requirements which are noted or issued prior to the date of [INSERT 5] by any governmental department, agency or bureau having jurisdiction as to conditions affecting the Premises and all liens which have attached to the Premises prior to the Closing pursuant to the Administrative Code of the City of New York, if applicable, shall be removed or complied with by Seller. If such removal or compliance has not been completed prior to the Closing, Seller shall pay to Purchaser at the Closing the reasonably estimated unpaid cost to effect or complete such removal or compliance, and Purchaser shall be required to accept title to the Premises subject thereto.

      ss.7.02. If the reasonably estimated aggregate cost to remove or comply with any violations or liens which Seller is required to remove or comply with pursuant to the provisions of ss.7.01 shall exceed the Maximum Amount specified in Schedule D (or if none is so specified, the Maximum Amount shall be one-half of one percent of the Purchase Price), [INSERT 5A] shall have the right to cancel this contract, in which event the sole liability of Seller shall be as set forth in ss.13.02, unless Purchaser elects to accept title to the Premises subject to all such violations or liens, in which event Purchaser shall be entitled to a credit of an amount equal to the Maximum Amount against the monies payable at the Closing.

      ss.7.03. Regardless of whether a violation has been noted or issued prior to the date of this contract, Seller's failure to remove or fully comply with any violations which a tenant is required to remove or comply with pursuant to the terms of its lease by reason of such tenant's use or occupancy shall not be an objection to title. Purchaser shall accept the Premises subject to all such violations without any liability of Seller with respect thereto or any abatement of or credit against the Purchase Price. [INSERT 6]

      ss.7.04. If required, Seller, upon written request by Purchaser, shall promptly furnish to Purchaser written authorizations to make any necessary searches for the purposes of determining whether notes or notices of violations have been noted or issued with respect to the Premises or liens have attached thereto

[INSERT 6A]

Section 8. Destruction, Damage or Condemnation

      ss.8.01. The provisions of Section 5-1311 of the General Obligations Law shall apply to the sale and purchase provided for in this contract. [INSERT 7]

Section 9. Covenants of Seller

      Seller covenants that between the date of this contract and the Closing:

      ss.9.01.

      ss.9.02. Seller shall not modify or amend any Service Contract or enter into any new service contract unless the same is terminable without penalty by the then owner of the Premises upon not more than 30 days' notice.

      ss.9.03. Seller shall maintain in full force and effect until the Closing the insurance policies [INSERT 8]

      ss.9.04. No fixtures, equipment or personal property included in this sale shall be removed from the Premises unless the same are replaced with similar items of at least equal quality prior to the Closing.

      ss.9.05. Seller shall not withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate taxes assessed against the Premises for any fiscal period in which the Closing is to occur or any subsequent fiscal period without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. Real estate tax refunds and credits received after the Closing Date which are attributable to the fiscal tax year during which the Closing Date occurs shall be apportioned between Seller and Purchaser, after deducting the expenses of collection thereof, which obligation shall survive the Closing. [INSERT 8A]

      ss.9.06. Seller shall allow Purchaser or Purchaser's representatives access to the Premises, the Leases and other documents required to be delivered under this contract upon reasonable prior notice at reasonable times. [INSERT 9]

Section 10. Seller's Closing Obligations

      At the Closing, Seller shall deliver the following to Purchaser:

      ss.10.01. A statutory form of bargain and sale deed without covenant against grantor's acts, containing the covenant required by Section 13 of the Lien Law, and properly executed in proper form for recording so as to convey the title required by this contract.

      ss.10.02. All Leases initialed by Purchaser and all others in Seller's possession, [INSERT 10]

      ss.10.03. A schedule of all security deposits (and, if the Premises contains six or more family dwelling units, the most recent reports with respect thereto issued by each banking organization in which they are deposited pursuant to GOL ss.7-103) and a check or credit to Purchaser in the amount of any cash security deposits, including any interest thereon, held by Seller on the Closing Date or, if held by an Institutional Lender, an assignment to Purchaser and written instructions to the holder of such deposits to transfer the same to Purchaser, and appropriate instruments of transfer or assignment with respect to any security deposits which are other than cash, [INSERT 11]

      ss. 10.04. A schedule updating the [INSERT 12] and setting forth all arrears in rents and all prepayments of rents, [INSERT 13]

      ss. 10.05. All Service Contracts initialed by Purchaser and all others in Seller's possession which are in effect on she Closing Date and which are assignable by Seller.

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      ss. 10.06. An assignment to Purchaser, [INSERT 1] of all of the interest of Seller in those certificates, permits and other documents to be delivered to Purchaser at the Closing which are then in effect and are assignable by Seller.

      [INSERT 2]

      ss. 10.10. To the extent they are then in Seller's possession and not posted at the Premises, certificates, licenses, permits, authorizations and approvals issued for or with respect to the Premises by governmental and quasi-governmental authorities having jurisdiction.

      ss. 10.11. Such affidavits as Purchaser's title company shall reasonably require in order to omit from its title insurance policy all exceptions for judgments, bankruptcies or other returns against persons or entities whose names are the same as or similar to Seller's name. [INSERT 3]

      ss. 10.12(a) Checks to the order of the appropriate officers in payment of all applicable real property transfer taxes and copies of any required tax returns therefor executed by Seller, which checks shall be certified or official bank checks if required by the taxing authority, unless Seller elects to have Purchaser pay any of such taxes and credit Purchaser with the amount thereof, and (b) a certification of non-foreign status, in form required by the Code Withholding Section, signed under penalty of perjury. Seller understands that such certification will be retained by Purchaser and will be made available to the Internal Revenue Service on request.

      ss. 10.13. To the extent they are then in Seller's possession, copies of current painting and payroll records. Seller shall make all other Building and tenant files and records available to Purchaser for copying, which obligation shall survive the Closing.

      ss. 10.14. An original letter, [INSERT 4] executed by Seller or by its agent, advising the tenants of the sale of the Premises to Purchaser and directing that rents and other payments thereafter be sent to Purchaser or as Purchaser may direct.

      ss. 10.16. If Seller is a corporation and if required by Section 909 of the Business Corporation Law, a resolution of Seller's board of directors authorizing the sale and delivery of the deed and a certificate executed by the secretary or assistant secretary of Seller certifying as to the adoption of such resolution and setting forth facts showing that the transfer complies with the requirements of such law. The deed referred to in ss. 10.01 shall also contain a recital sufficient to establish compliance with such law, [INSERT 4A]

      ss. 10.17. Possession of the Premises in the condition required by this contract, subject to the Leases and Tenancies, and keys therefor.

      ss. 10.18. Any other documents required by this contract to be delivered by Seller.

Section 11. Purchaser's Closing Obligations

      At the Closing, Purchaser shall:

      ss. 11.01. Deliver to Seller checks [INSERT 5] in payment of the portion of the Purchase Price payable at the Closing, as adjusted for apportionments under Section 12, plus the amount of escrow deposits, if any, assigned pursuant to ss. 10.08.

      ss. 11.03. Deliver to Seller an agreement indemnifying and agreeing to defend Seller against any claims made by tenants with respect to tenants' security deposits to the extent paid, credited or assigned to Purchaser under ss. 10.03, [INSERT 6]

      ss. 11.04. Cause the deed to be recorded, duly complete all required real property transfer tax returns and cause all such returns and checks in payment of such taxes to be delivered to the appropriate officers promptly after the Closing.

      ss. 11.05. Deliver any other documents required by this contract to be delivered by Purchaser.

Section 12. Apportionments

      ss. 12.01. The following apportionments shall be made between the parties at the Closing as of the close of business on the day prior to the Closing Date:

      (a) prepaid rents and Additional Rents (as defined in ss. 12.03);

      (c) real estate taxes, water charges, sewer rents and vault charges, if any, on the basis of the fiscal period for which assessed, except that if there is a water meter on the Premises, apportionment at the Closing shall be based on the last available reading, subject to adjustment after the Closing when the next reading is available;

      (d) wages, vacation pay, pension and welfare benefits and other fringe benefits of all persons employed at the Premises whose employment was not terminated at or prior to the Closing;

      (e) value of fuel stored on the Premises, at the price then charged by Seller's supplier, including any taxes;

      (f) charges under [INSERT 7] Service Contracts or permitted renewals or replacements thereof;

      (g) permitted administrative charges, if any, on tenants' security deposits;

      (j) Reletting Expenses under ss. 6.02, if any; and

      (k) any other items listed in Schedule D.

      If the Closing shall occur before a new tax rate is fixed, the apportionment of taxes at the Closing shall be upon the basis of the old tax rate for the preceding period applied to latest assessed valuation. Promptly after the new tax rate is fixed, the apportionment of taxes shall be recomputed. Any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at Closing shall be promptly corrected, which obligations shall survive the Closing.

      ss. 12.02. If any tenant is in arrears in the payment of rent on the Closing Date, rents received from such tenant after the Closing shall be applied in the following order of priority: (a) first to the month preceding the month in which the Closing occurred; (b) then to the month in which the Closing occurred; (c) then to any month or months following the month in which the Closing occurred; and (d) then to the period prior to the month preceding the month in which the Closing occurred. If rents or any portion thereof received by Seller or Purchaser after the Closing are payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share of any reasonable attorneys' fees, costs and expenses of collection thereof, shall be promptly paid to the other party, which obligation shall survive the Closing.

      ss. 12.03. If any tenants are required to pay percentage rent, escalation xharges for real estate taxes, operating expenses, cost-of-living adjustments or other charges of a similar nature ("Additional Rents") and any Additional Rents are collected by Purchaser after the Closing which are attributable in whole or in part to any period prior to the Closing, then Purchaser shall promptly pay to Seller Seller's proportionate share thereof, less a proportionate share of any reasonable attorneys' fees, costs and expenses of collection thereof, if and when the tenant paying the same has made all payments of rent and Additional Rent then due to Purchaser pursuant to the tenant's Lease, which obligation shall survive the Closing. [INSERT 8]

Section 13. Objections to Title, Failure of Seller or Purchaser to Perform
            and Vendee's Lien

      ss. 13.01. Purchaser shall promptly order an examination of title and shall cause a copy of the title report to be forwarded to Seller's attorney upon receipt. Seller shall be entitled to a reasonable adjournment or adjournments of the Closing for up to 60 days to remove any defects in or objections to title noted in such title report and any other defects or objections which may be disclosed on or prior to the Closing Date.

      ss. 13.02. If Seller shall be unable to convey title to the Premises at the Closing in accordance with the provisions of this contract or if Purchaser shall have any other grounds under this contract for refusing to consummate the purchase provided for herein, Purchaser, nevertheless, may elect to accept such title as Seller may be able to convey with a credit against the monies payable at the Closing equal to the reasonably estimated cost to cure the same (up to the Maximum Expense described below), but without any other credit or liability on the part of Seller. If Purchaser shall not so elect, Pur-chaser may terminate this contract and the sole liability of Seller shall be to refund the Downpayment to Purchaser and to reimburse Purchaser for the net cost of title examination, but not to exceed the net amount charged by Purchaser's title company therefor without issuance of a policy, and the net cost of updating the existing survey of the Premises or the net cost of a new survey of the Premises if there was no existing survey or the existing survey was not capable of being updated and a new survey was required by Purchaser's Institutional Lender. Upon such refund and reimbursement, this contract shall be null and void and the parties hereto shall be relieved of all further obligations and liability other than any arising under Section 14. Seller shall not be required to bring any action or proceeding or to incur any expense in excess of the Maximum Expense specified in Schedule D (or if none is so specified, the Maximum Expense shall be one-half of one percent of the Purchase Price) to cure any title defect or to enable Seller otherwise to comply with the provisions of this contract, but the foregoing shall not permit Seller to refuse to pay off at the Closing, to the extent of the monies payable at the Closing, mortgages on the Premises, other than Existing Mortgages, of which Seller has actual knowledge.

      ss. 13.03. Any unpaid taxes, assessments, water charges and sewer rents, together with the interest and penalties thereon to a date not less than two days following the Closing Date, and any other liens and encumbrances which Seller is obligated to pay and discharge or which are against corporations, estates or other persons in the chain of title, together with the cost of recording or filing any instruments necessary to discharge such liens and encumbrances of record, may be paid out of the proceeds of the monies payable at the Closing if Seller delivers to Purchaser on the Closing Date official bills for such taxes, assessments, water charges, sewer rents, interest and penalties and instruments in recordable form sufficient to discharge any other liens and encumbrances of record. Upon request made a reasonable time before the Closing, Purchaser shall provide at the Closing separate checks for the foregoing payable to the order of the holder of any such lien, charge or encumbrance and otherwise complying with ss. 2.02. If Purchaser's title insurance company is willing to insure [INSERT 1] such charges, liens and encumbrances, then, Seller shall have the right in lieu of payment and discharge to deposit with the title insurance company such funds or assurances or to pay such special or additional premiums as the title insurance company may require in order to so insure. In such case the charges, liens and encumbrances with respect to which the title insurance company has agreed so to insure shall not be considered objections to title. [INSERT 1A]

      ss. 13.04. If Purchaser shall default in the performance of its obligation under this contract to purchase the Premises, the sole remedy of Seller shall be to retain the Downpayment as liquidated damages for all loss, damage and expense suffered by Seller, including without limitation the loss of its bargain.

      ss. 13.05. Purchaser shall have a vendee's lien against the Premises for the amount of the Downpayment, but such lien shall not continue after default by Purchaser under this contract.

Section 14. Broker

      ss. 14.01. If a broker is specified in Schedule D, Seller and Purchaser mutually represent and warrant that such broker is the only broker with whom they have dealt in connection with this contract and that neither Seller nor Purchaser knows of any other broker who has claimed or may have the right to claim a commission in connection with this transaction, unless otherwise indicated in Schedule D. The commission of such broker shall be paid pursuant to separate agreement by the party specified in Schedule D. If no broker is specified in Schedule D, the parties acknowledge that this contract was brought about by direct negotiation between Seller and Purchaser and that neither Seller nor Purchaser knows of any broker entitled to a commission in connection with this transaction. Unless otherwise provided in Schedule D, Seller and Purchaser shall indemnify and defend each other against any costs, claims or expenses, including attorneys' fees, arising out of the breach on their respective parts of any representations, warranties or agreements contained in this paragraph. The representations and obligations under this paragraph shall survive the Closing or, if the Closing does not occur, the termination of this contract.

Section 15. Notices

      ss. 15.01. [INSERT 2]

Section 16. Limitations on Survival of Representations, Warranties, Covenants
            and other Obligations

      ss. 16.01. [INSERT 3]

      ss. 16.02. The delivery of the deed by Seller, and the acceptance thereof by Purchaser, shall be deemed the full performance and discharge of every obligation on the part of Seller to be performed hereunder, except those obligations of Seller which are expressly stated in this contract to survive the Closing.

Section 17. Gains Tax and Miscellaneous Provisions

      ss. 17.01. No assignment of Purchaser's rights under this contract shall be effective against Seller unless and until an executed counterpart of the instrument of assignment shall have been delivered to Seller and Seller shall have been furnished with the name and address of the assignee. The term "Purchaser" shall be deemed to include the assignee under any such effective assignment.

      ss. 17.02. This contract embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this contract. Neither this contract nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

      ss. 17.03. This contract shall be governed by, and construed in accordance with, the law of the State of New York.

      ss. 17.04. The captions in this contract are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this contract or any of the provisions hereof.

      ss. 17.05. This contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs or successors and permitted assigns.

      ss. 17.06. This contract shall not be binding or effective until properly executed and delivered by Seller and Purchaser.

      ss. 17.07. As used in this contract, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.

      ss. 17.08. If the provisions of any schedule or rider to this contract are inconsistent with the provisions of this contract, the provisions of such schedule or rider shall prevail. Set forth in Schedule D is a list of any and all schedules and riders which are attached hereto but which are not listed in the Table of Contents.

[INSERT A]

IN WITNESS WHEREOF, the parties hereto have executed this contract as of the date first above written.

                                  Seller:    THE FIRST REPUBLIC CORPORATION
                                                       OF AMERICA


                                             By: /s/ [ILLEGIBLE]
                                                 ------------------------------

                                 Purchaser:  SL GREEN OPERATING
                                             PARTNERSHIP BY SL GREEN
                                             REALTY CORP, its general
                                             partner

Receipt by Escrowee
                                             By: /s/ Steven H. Klein
The undersigned Escrowee hereby                  ------------------------------
acknowledges receipt of $900,000,                Steven H. Klein,
by check subject to collection,                  Exec VP
to be held in escrow pursuant
to ss. 2.05.

--------------------------------------------------------------------------------

                                   Schedule A

                            DESCRIPTION OF PREMISES

         (to be attached separately and to include tax map designation)

                                   Schedule B

                              PERMITTED EXCEPTIONS

      1. Zoning regulations and ordinances which are not violated by the existing structures or present use thereof and which do not render title uninsurable.

      2. Consents by the Seller or any former owner of the Premises for the erection of any structure or structures on, under or above any street or streets on which the Premises may abut.

      4. [INSERT 1] Leases and Tenancies specified in [INSERT 2] and any new leases or tenancies not prohibited by this contract.

      6. Financing statements, chattel mortgages and liens on personalty filed more than 5 years prior to the Closing Date and not renewed, or filed against property or equipment no longer located on the Premises or owned by Tenants.

      7. (a) Rights of utility companies to lay, maintain, install and repair pipes, lines, poles, conduits, cable boxes and related equipment on, over and under the Premises, provided that none of such rights imposes any monetary obligation on the owner of the Premises.

         (b) Encroachments of stoops, areas, cellar steps, trim cornices, lintels, window sills, awnings, canopies, ledges, fences, hedges, coping and retaining walls projecting from the Premises over any street or highway or over any adjoining property and encroachments of similar elements projecting from adjoining property over the Premises, [INSERT 3]

         (c) Revocability or lack of right to maintain vaults, coal chutes, excavations or sub-surface equipment beyond the line of the Premises.

         (d) Any stale of facts that an accurate survey would disclose, provided that such facts do not render title uninsurable.

      [INSERT 4]

                                   Schedule C

                                 PURCHASE PRICE

The Purchase Price shall be paid as follows:

      (a) By check subject to collection,
the receipt of which is hereby acknowledged
by Seller [INSERT 1]:                                            $   900,000

      (b) By check or checks delivered to
Seller at the Closing in accordance with the
provisions of ss. 2.02 [INSERT 1]:                               $16,100,000

Purchase Price                                                   $17,000,000
                                                                 -----------

                                   Schedule D

                                 MISCELLANEOUS

1.    Title insurer designated by the parties (ss. 1.02):

      [INSERT 2]

5.    Seller's tax identification number (ss. 2.05): 13-1938454

6.    Purchaser's tax identification number (ss. 2.05): 13-3960938

7.    Scheduled time and date of Closing (ss. 3.01):

      [INSERT 3]

8.    Place of Closing (ss. 3.01):

      [INSERT 4]

9.    Assessed valuation of Premises (ss. 4.10):
      Actual Assessment:
      Transition Assessment: [INSERT 5]

10.   Fiscal year and annual real estate taxes on Premises (ss. 4.10):

      [INSERT 5]

11.   Tax abatements or exemptions affecting Premises (ss. 4.10):

      [INSERT 6]

12.   Assessments on Premises (ss. 4.13): [INSERT 7]

13. Maximum Amount which Seller must spend to cure violations, etc. (ss. 7.02): $45,000

14.   Maximum Expense of Seller to cure title defects, etc. (ss. 13.02): $45,000

15.   Broker, if any (ss. 14.01): Estreich & Co.

16.   Party to pay broker's commission (ss. 14.01): Purchaser

19.   Additional Schedules or Riders (ss. 17.08):

      [INSERT 8]

                                   Schedule E

                                 RENT SCHEDULE

Inserts to Page 1

      1. , together with all easements, rights of way, privileges, appurtenances and other rights, if any, pertaining to the Land or Building (as hereinafter defined)

      2.    , or (b) by wire of immediately available federal funds, or (c)

                                Inserts to Page 2

      1.    and all

      2.    shall be

      3.    , Sankel, Skurman & McCartin LLP

      4.    shall

                                Inserts to Page 3

1. Schedule E annexed hereto and made a part hereof accurately sets forth (1) all agreements in force on the date hereof (including all amendments and modifications of such agreements) for the use, lease or occupancy of space in or at the Building (whether or not the terms hereof have commenced) to which the Seller, its affiliates or designees are a party or are bound or to which any part of the Building is subject, and (2) all other tenancies (excluding subtenancies) in the Premises not arising out of the agreements referred to in clause (1) above, affecting the Premises on the date hereof (the agreements referred to in said clause (1) , including all of the amendments and modifications thereof described in said Schedule E, and all of the (excluding subtenancies) tenancies referred to in clause (2) above, are collectively referred to as the "Existing Lease(s)," and all tenants or other occupants of space pursuant to an Existing Lease are hereinafter collectively referred to as "Existing Tenant(s)"); except for that certain sublease Grinblat Leasing Inc. to Lester Weiss Computer Animation of a portion of Grinblat Leasing Inc.'s premises on the ninth (9th) floor of the Building (the "Existing Sublease"), there are, to the best knowledge of Seller, no subleases in force on the date hereof for the use, lease or occupancy of space in or at the Building (whether or not the terms thereof have commenced) to which any Existing Tenant is a party or is bound; the term of the Existing Sublease (including all possible extensions and renewals thereof) is fixed to expire on or before the date on which the Existing Lease to which the Existing Sublease is subject is fixed to expire; Seller is not a party to any sublease for the use, lease or occupancy of space in or at the Building (whether or not the term thereof has commenced); the data set forth on said Schedule E with respect to each Existing Lease includes an accurate statement of the name of each Existing Tenant, the space demised, the lease, sublease or tenancy expiration date, the security deposits and the base annual rent; no person or entity has or claims any right to possess the Premises or any part thereof except for the Existing Tenants shown in said Schedule E; true, accurate and complete copies of all the Existing Leases and all guaranties and other documents, agreements and instruments relating thereto have been delivered to the Purchaser but, for purposes of this Agreement, the Purchaser may rely on the data set forth in said Schedule E. Except as otherwise set forth in said Schedule E:

            a) each of the Existing Leases is in effect and has not expired or been terminated; Seller has neither given or received any notice of default with respect to any Existing Lease that remains uncured; to the best knowledge of Seller, neither the Seller, nor any of the other parties thereto are in default of any of their obligations under any of the Existing Leases; and none of the Existing Leases has been modified, amended or extended;

            b) all Existing Tenants are in possession of the spaces leased by them;

            c) the rents and Additional Rents shown on said Schedule E are actually being paid by the Existing Tenants, and there are no arrearages in excess of one month of any base, minimum or fixed rent (as opposed to any Additional Rent);

            d) no Existing Tenant has paid rent for more than one month in advance;

            e) no Existing Tenant claims or is entitled to "free" rent, rent concessions, rebates or rent abatements;

            f) no Existing Tenant claims or is entitled to any set-offs or offsets against rent;

            g)    no Existing Tenant occupies any space rent free;

            h)    no space has been rented furnished;

            i) all work previously required to be performed by the landlord under the Existing Leases or otherwise has been completed and fully paid for;

            j) no Existing Tenant is contesting its pro-rata share of taxes, operating expenses or maintenance increases shown in said Schedule E or their obligations to pay cost-of-living increases or any other Additional Rent as required by its Existing Lease;

            k) all Existing Tenants have furnished insurance certificates indicating that the insurance coverage required by their Existing Leases is in effect;

            l) except pursuant to an assignment of leases and rents granted by Seller to its mortgagee, the Seller has assigned none of its rights under the Existing Leases;

            m) no Existing Tenant has an option, right of first refusal or other preferential right to purchase the Premises or any part thereof;

            n) no action or proceeding instituted against the Seller by any Existing Tenant, or by any Existing Tenant against Seller, is presently pending in any court or other judicial or administrative venue;

            o) no representation or covenant has been made by the Seller to any Existing Tenant except as incorporated in their respective Existing Leases and all representations made by the Seller in the Existing Leases and in all other documents, agreements and instruments relating thereto are true, accurate and correct in all material respects;

            p) no Existing Lease allows the space demised thereunder to be leased or otherwise used for any purpose which is prohibited by a restrictive covenant contained in any other Existing Lease;

            q) any consents or notices required to be obtained or given under the terms of any Existing Lease in connection with this transaction have been obtained or given, as the case may be; and

            r) there are no security deposits other than those set forth in said Schedule E.

2.    No portion of Premises is subject to rent control or regulation.

3.    Intentionally omitted.

4.    The payroll schedule attached hereto as Schedule F

5.    all such employees are

6. With respect to any contracts referred to in said payroll schedule or Schedule G, if there is any pending negotiations with any union or Service Contract holder which may involve retroactive increases in pay or rates, the Seller agrees to reimburse the Purchaser for the amount thereof with respect to any period through the Closing Date, even though the increases may be effected after the Closing Date.

7. Annexed hereto as Schedule G and made a part hereof is a list of all service, maintenance, supply and management contracts (collectively, "Service Contracts") relating to the Premises and all deposits of the Seller held by utility companies and other persons and entities who supply goods or services in connection with the operation of the Premises, and the information set forth therein is accurate as of the date hereof.

8. , except as otherwise expressly set forth in this contract. To the best knowledge of Seller (and except as otherwise noted in the violations listed in Schedule H hereto), the use being made of the Premises at present is in conformity with the certificate of occupancy issued for the Premises; to the best knowledge of Seller (and except as otherwise noted in the violations listed in Schedule H hereto), all required certificates and permits of such type, including, without limitation, underwriters certificates relating to electrical work, and all other building, housing, safety, fire and health certificates, approvals and permits have been issued, are in full force and effect and (except as otherwise indicated thereon) are transferable with the Premises or to the Purchaser without payment; to the best knowledge of Seller, the Premises and the present use and condition thereof do not violate any deed restrictions, zoning or subdivision regulations, or urban redevelopment plans applicable to the Premises, as modified by any duly issued variances; no action or proceeding relating to the foregoing is pending or, to the best knowledge of Seller, threatened, with respect to the Premises; to the best knowledge of Seller on the date hereof (and except as otherwise noted in the violations listed in Schedule H hereto), and no notes or notices of violations of law, ordinances, regulations, orders or requirements relating to the Premises have been noted in or issued by the Departments of Housing and Buildings, Fire, Labor, Health, Air Resources, Highways or any other Federal, State, County or Municipal department, agency, authority or bureau, or have been received by the Seller.

9.    No portion of Premises is used for residential purposes.

10.   The copies

11. To the extent that an assessment becomes a lien on the Premises on or before the Closing, all installments of such assessment that are due on or before the Closing shall be paid on or before the Closing by Seller, and all installments of such assessment that are due after the Closing shall be paid by Purchaser (or Purchaser's successor).

12. 4.15 All brokerage commissions payable by reason of the Existing Leases and/or renewals, elections to terminate, exercise of termination rights, elections not to terminate, extensions of Existing Leases or options to lease additional space or otherwise with respect to leasing transactions have been fully paid or will be paid when due by Seller, except only that (A) any brokerage commissions payable by reason of New Leases (as defined in Section 6.02 below) permitted pursuant to said Section 6.02, which are made or entered into on or after the date of this Agreement, shall be apportioned in the manner provided in said
      Section 6.02, and (B) Purchaser shall pay any brokerage commissions payable by reason of renewals or extensions of Existing Leases or options to lease additional space exercised after Closing pursuant to the applicable Existing Lease provisions.

                  4.16 All construction reimbursements, tenant improvement allowances and similar payments to be made by the landlord under the Existing Leases have been paid in full or will be paid in full prior to Closing. Schedule E hereto sets forth all construction reimbursements, tenant improvement allowances and similar payment under the existing leases which have not been paid in full as of the date of this Agreement.

                  4.17 Intentionally omitted.

                  4.18 There is no litigation, proceeding (zoning or otherwise) or governmental investigation pending, or to the best knowledge of Seller, threatened against or relating to the Seller, the Premises or the transactions contemplated by this Agreement, nor, to the best knowledge of Seller, is there any basis for such action.

                  4.19 A part of Schedule E Annexed hereto contains a true, accurate and complete operating statement for the Premises showing all income and expenses (including debt service) attributable to the Premises for calendar year 1997.

                  4.20 The Seller has not received written notice of any default or breach by the Seller under any of the covenants, conditions, restrictions, rights of way or easements affecting the Premises or any portion thereof; to the best knowledge of Seller, no such default or breach now exists; and, to the best knowledge of Seller, no event has occurred and is continuing which with notice and/or the passage of time would constitute a default thereunder.

                  4.21 No work has been performed or is in progress at, and no materials have been furnished to, the Premises or any portion thereof which, though not at present the subject of, might give rise to mechanic's, materialmen's or other liens against the Premises or any portion thereof.

                  4.22 To the best knowledge of Seller, there are no outstanding requirements or recommendations by any insurance company that issued a policy with respect to the Premises or any part thereof, or by any Board of Fire Underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on or to the Premises.

                  4.23 This Agreement has been duly and validly authorized, executed and delivered by the Seller and the Seller has full power and authority to consummate the transactions contemplated hereby, and the Closing will not constitute a breach or violation of any contract or instrument to which the Seller is a party, or by which it or any of its assets are subject or bound, or any judgment, order, writ, injunction or decree issued against or imposed upon it, or will result in a violation of any applicable law, order, rule or regulation of any governmental authority.

                  4.24 No person or entity has an option, right of first refusal or other preferential right to purchase the Premises or any part thereof.

                  4.25 No Existing Tenant has executed or delivered to Seller any promissory notes or other instruments pursuant to which an Existing Tenant is indebted to its landlord, and Seller does not own and is not holding any such notes or other instruments.

                  4.26 True, accurate and complete copies of all Service Contracts have been delivered to the Purchaser.

                  4.27 Seller has good and marketable title to all of the fixtures, equipment, furnishings and items of personal property used in connection with the maintenance and operation of the Premises (collectively, the "Personal Property"), free of all financing and other liens or encumbrances. Seller shall convey the Personal Property to Purchaser at Closing, free of all financing and other liens or encumbrances, pursuant to the Bill of Sale attached hereto as Exhibit F (which by this reference is made a part hereof).

                  4.28 To the best knowledge of Seller, no fact or condition exists which would result in the termination or impairment of access to the Premises or the discontinuation of necessary sewer, water, electric, gas, telephone or other utilities or services to the Premises.

                  4.29 To the best knowledge of Seller. Seller has timely filed with all of the applicable governmental authorities having jurisdiction over the Premises, all statements, affidavits, documents and other instruments with respect to the Premises and the operation and use thereof that are required to be filed by applicable laws, rules, regulations, and ordinances, and Seller has not received any notice that same have not been so timely filed.

                  4.30 No air rights or development rights appurtenant to the Premises have heretofore been conveyed, transferred, granted or licensed to any third party.

                  4.31 To the best knowledge of Seller, neither Seller, nor any other person has ever caused or permitted any Hazardous Substance (hereinafter defined) to be placed, located, spilled or otherwise disposed of on under or at the Premises or any part thereof. There is not now pending, nor has Seller received any notice of any threatened, investigation, action or proceeding against Seller or the Premises seeking to enforce any right or remedy under any Environmental Laws (hereinafter defined). "Hazardous Substance" shall mean any material or substance governed or regulated or defined under any local, state or Federal law, rule ordinance, code, regulation, order or decree regulating, relating to or imposing liability or standards of conduct with regard to hazardous, toxic or dangerous waste, substances or materials or regulating or governing air or water quality, the environment or environmental, health safety or hygiene ("Environmental Laws").

      Section 4A

                  4A.01 All of the representations, warranties and agreements set forth in Section 4 above and elsewhere in this Agreement, all Exhibits and Schedules annexed hereto, or in any letter or certificate furnished to the Purchaser pursuant hereto, each of which is incorporated herein by reference and made a part hereof, shall be true, accurate and complete upon the execution of this Agreement, shall not be misleading, and shall be deemed to be repeated on and as of the Closing Date. No such representation or warranty shall omit to state a material fact necessary to make the statements contained therein not misleading.

                  4A.02 Without limiting any of the rights of the Purchaser elsewhere provided for in this Agreement, it is agreed that the obligation of the Purchaser to close under this Agreement is conditioned upon, and shall be subject to, the accuracy, truthfulness and completeness of all of the Seller's representations and warranties in all material respects, and the due compliance by the Seller of all of its agreements set forth in
      Section 4 above and elsewhere in this Agreement. If, at the Closing, any of the Seller's representations or warranties are inaccurate, untrue or incomplete in any material respect, or the Seller has not complied with any of the material terms or covenants of this Agreement, or any other condition to the Purchaser's obligation to close hereunder has not been satisfied, then the Purchaser may elect to terminate this Agreement by notice given to the Seller. If this Agreement is so terminated, the Seller shall promptly cause the Downpayment to be refunded to the Purchaser, with all interest earned thereon, and the Seller shall promptly pay the cost of any survey obtained. Upon such refund and payment, this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under Section 14 below. Notwithstanding anything to the contrary contained in the preceding sentence, if on the date scheduled for Closing any of Seller's representations or warranties are inaccurate, untrue or incomplete in any material respect, Seller shall have the same sixty (60) days (as opposed to an additional sixty (60) days), as provided in Section 13.01 above, to adjourn the Closing to correct the underlying facts of the representation(s) or warranties in question.

                  4A.03 If any claim is made against the Purchaser, following the Closing, by any tenant asserting an offset against rent or otherwise with respect to any matter which arose prior to the Closing, and Purchaser gives Seller notice thereof, then the Seller shall indemnify, defend (at Seller's sole cost and expenses with counsel reasonably acceptable to Purchaser) and hold the Purchaser harmless from all losses, damages and expenses in connection therewith, including, without limitation, attorneys' fees and disbursements, which obligation shall survive the Closing.

13.   Existing

14. (which is defined to mean any tenancy in the Premises not arising out of a lease or sublease)

                                Inserts to Page 4

1.    or if Purchaser approves the proposed lease,

2. All such proposed leases entered into between the date of this contract and the Closing are herein referred to as the "New Leases." Within two (2) business days after Seller enters into a New Lease, or immediately prior to Closing (if the New Lease is entered into within two (2) business days prior to Closing), Seller shall deliver to Purchaser an updated Schedule E setting forth, with respect to each New Lease, all of the information provided for in said Schedule E. For the purposes of the representations, warranties, covenants and conditions set forth in this contract, immediately upon Seller's entering into a New Lease, such New Lease shall be deemed an Existing Lease, except that all of the representations and warranties that are made as of the date of this contract shall be deemed to have been made as of the date of the New Lease. (For the purposes of this contract, the Existing Leases and all New Leases, if any, are herein referred to as the "Leases.") In addition, from time to time between the date of this contract and the Closing, to the extent that any of the information set forth in the said Schedule E changes with respect to an Existing Lease or a New Lease, or if any of the representations or warranties set forth in this contract with respect to a Lease changes or becomes inaccurate, Seller shall so notify Purchaser. Furthermore, Seller shall not consent to any proposed sublease or other use of occupancy agreement proposed by a Tenant, without Purchaser's prior written approval, which approval shall not be unreasonably withheld or delayed.

3.    or in any Lease

4.    Except as otherwise expressly provided in this Agreement,

5.    Closing

5A.   Purchaser

6. Seller hereby represents that, to the best knowledge of Seller, the violations listed on Schedule H hereto are the only violations of law or governmental ordinances, orders or requirements that have been noted or issued prior to the date of this Agreement. For the purposes of this
      Section 7, the violations described in this Section 7.03 are herein referred to as "Tenant Violations." Seller hereby represents that, to the best knowledge of Seller, the violations listed on Schedule H hereto under the caption "TENANT VIOLATIONS" are the only Tenant Violations that have been noted or issued prior to the date of this Agreement. Notwithstanding anything contained in this Agreement which may be deemed to the contrary, promptly after the date of this Agreement, Seller, at Seller's sole cost and expense, shall take all necessary action under the applicable Leases to require the Tenants thereunder to cure all Tenant Violations and have them discharged or removed of record prior to Closing (regardless of whether or not same are listed on Schedule H hereto and regardless of whether or not the applicable Lease is an Existing Lease or whether or not same have been noted or issued prior to, or on or after the date of this Agreement (but not after the date of Closing)). Such necessary action shall include, but not be limited to, giving such Tenants default notices under their Leases and (if such defaults are not cured within the applicable cure period) giving such Tenants termination notices, and otherwise exercising and enforcing all of Seller's rights and remedies under the applicable Leases, at law and in equity (including, but not limited to, the remedy of injunction, if available). On a regular basis, and promptly after Purchaser's request from time to time, Seller shall notify Purchaser in writing of the status of the Tenant Violations. To the extent that on the date of Closing, any action or proceeding against such Tenants are pending, at Closing, Seller shall disclose (in writing) such actions and proceedings to Purchaser, and Seller, at Purchaser's option, shall either assign (in writing) all of Seller's rights in and to the actions and proceedings selected by Purchaser, or terminate the actions or proceedings selected by Purchaser. Except as set forth in this insert to
      Section 7.03 Seller shall have no other obligations with respect to Tenant Violations, and, provided Seller has complied with the provisions of this insert, the curing and discharging or removal of the Tenant

      Violations by Closing shall not be a condition to Purchaser's obligation to close title hereunder.

6A.   For the purposes of this Section 7, the violations described in this
      Section 7 (other than the Tenant Violations) are herein referred to as "Building Violations." Seller hereby represents that, to the best knowledge of Seller, the violations listed on Schedule H hereto under the caption "Building Violations" (i.e., items 1 through 15) are the only Building Violations that have been noted or issued prior to the date of this Agreement. Subject to the limitation set forth in Section 7.02 above, Seller, at its sole cost and expense, through the date of Closing, shall use its best efforts, and take all necessary action, to cure all Building Violations and have them discharged or removed of record prior to Closing (regardless of whether or not same are listed on Schedule H hereto and regardless of whether or not same have been noted or issued prior to, or on or after the date of this Agreement (but not after the date of Closing)). On a regular basis, and promptly after Purchaser's request from time to time, Seller shall notify Purchaser in writing of the status of the Building Violations. To the extent that by the date which is thirty
      (30) days after the date of this Agreement, all Building Violations have not been cured and discharged or removed of record (the Building Violations that have not been so cured and discharged or removed of record being herein referred to as the "Uncured Building Violations"), and provided that the Closing has not occurred by such date, Purchaser shall have the right, but not the obligation, by notice to take all necessary action to cure one (1) or more of the Uncured Building Violations and to have same discharged or removed of record. If Purchaser so notifies Seller, Seller shall cooperate reasonably with Purchaser and shall assist Purchaser in taking such actions. In addition, Seller shall cause up to the balance of the Maximum Amount not yet expended by Seller to cure all Building Violations and to have same discharged or removed of record (as herein more particularly provided) to be released from the Downpayment that is being held in escrow pursuant to this Agreement and paid to Purchaser for the purpose of taking such actions. Such monies shall be used by Purchaser solely for the purpose of taking such actions. For the purposes of calculating whether the aggregate cost referred to in Section
      7.02 above exceeds the Maximum Amount and whether Purchaser may exercise its rights under said Section 7.02, such costs shall include the costs paid by Seller, the amount of the Downpayment so released from escrow and paid to Purchaser, any other costs paid by Purchaser in connection with taking such actions, and the reasonably estimated aggregate cost to complete such cure and discharge or removal. (So that, for example, if (a) the costs paid by Seller is $5,000.00, (b) the cost released from escrow and paid to Purchaser is $7,500.00, and (c) the other costs paid by Purchaser are $2,500.00, then to exercise its rights under Section 7.02, the reasonably estimated aggregate cost to complete such cure and discharge or removal must be more than $30,000.00. If, in the foregoing example, such reasonably estimated aggregate cost is more than $30,000.00 and Purchaser elects to cancel this Agreement, then in accordance with
      Section 13.02 below, the Downpayment (less the money so released and paid to Purchaser, i.e., $7,500.00) shall be refunded to Purchaser. If, in the foregoing example, such reasonably estimated aggregate cost is more than $30,000.00 and Purchaser elects to not to cancel this Agreement, then Purchaser shall receive as a credit against the Purchase Price, the money so released and paid to Purchaser (i.e., $7,500.00), the other costs paid by Purchaser (i.e., $2,500.00), and the $30,000.00 balance of the Maximum Amount (which takes into consideration the $5,000.00 paid by Seller). If, in the foregoing example, such reasonably estimated aggregate cost is not more than $30,000.00, then Purchaser shall not have the right to elect to cancel this Agreement, and Purchaser shall receive as a credit against the Purchase Price, the money so released and paid to Purchaser (i.e., $7,500.00), the other costs paid by Purchaser (i.e., $2,500.00), and such reasonably estimated aggregate cost. In no event shall Seller be required to expend or cause to be released from the Downpayment more than $45,000.00, in the aggregate, for the purpose of curing Building Violations and having same discharged or removed of record.

7. For the purposes thereof, "material" shall be damage, destruction or condemnation, the estimated cost to repair or restore of which exceeds $250,000.00, in the aggregate.

8. presently affording coverage with respect to the Premises, copies of which (or of the insurance certificates evidencing such policies) have been delivered to Purchaser

8A. In addition, any real estate tax refunds and credits received after the Closing Date which are attributable to any fiscal tax year prior to the fiscal tax year during which the Closing Date occurs, shall be paid to Seller, after deducting the expenses, if any, of collection thereof, which obligation shall survive the Closing. Seller hereby represents that Seller is presently prosecuting real estate tax reduction proceedings for the 1997/1998 tax year.

9. 9.07 The Seller shall provide or cause to be provided all such services with respect to the Premises and the tenants that are now required to be provided or, it not so required, that have customarily been provided.

            9.08 The Seller shall maintain and keep the Premises, including mechanical equipment of every kind used in the operation thereof, in a condition at least as good as its present condition so that the same shall be in a condition at least as good as its present condition on the Closing Date, reasonable wear and tear excepted, and the Seller shall not enter into any contracts, agreements or arrangement which will violate any of the terms, convenants or conditions of this Agreement on Seller's part to observe, perform or comply with, or which will survive the Closing, or extend any existing contracts, agreements or arrangements which may affect the Premises in any manner whatsoever, or modify (without Purchaser's written consent, which consent may be withheld by Purchaser in its sole and absolute discretion) any existing contract, agreement or arrangement in a manner which will result in such violation.

            9.09 No Personal Property included in this sale shall be removed from the Premises unless the same are replaced with similar items of at least equal quality prior to the Closing.

            9.10 If the landlord under any Lease or Tenancy has an obligation, whether accrued or contingent, to reimburse the tenant under such Lease or Tenancy, whether by way of payment or rent credit, for any expenses incurred by such tenant, the Seller shall pay to the Purchaser an amount equal to such payment or credit for reimbursable expenses at the time such tenant becomes entitled to such payment or credit, only if such expenses were incurred by such tenant prior the Closing Date. Both prior to and after the Closing, the Seller shall perform and comply with all obligations and provisions to be performed and complied with by the tenant under any take-over leases entered into in connection with the leasing of the Premises, and the Seller shall indemnify the Purchaser against and hold the Purchaser harmless from all losses, damages, liabilities and expenses (including, without limitation, attorneys' fees and disbursements) suffered, paid or incurred by the Purchaser as a result of the Seller's failure to perform and comply with such obligations and provisions.

            9.11 Notwithstanding anything contained in the introduction to this
      Section 9 limiting Seller's obligation to the period between the date hereof and the Closing, prior to and after the Closing, the Seller shall make all books and records (including tenant files) relating to the ownership and operation of the Premises available to the Purchaser and its accountants, attorneys and other representatives, and, upon reasonable prior notice at reasonable times, shall permit the Purchaser's accountants, attorneys and other representatives to examine, audit and make copies of the same, at the Purchaser's sole cost and expense. Prior to and after the Closing, the Seller shall cooperate with the Purchaser's accountants, attorneys and other representatives, shall allow such persons to make extracts from the aforesaid books and records and shall respond fully and candidly to inquiries made by such accountants, attorneys and other representatives. Through the Closing Date, Purchaser shall treat the information contained in such books and records as confidential; provided, however, that such confidential information may be disclosed (a) as required by law or pursuant to generally accepted accounting procedures,
      (b) to officers, directors, employees, agents, partners, investors, prospective investors, lenders, prospective lenders, attorneys, accountants, engineers and other consultants of Purchaser who need to know such information, provided such persons are instructed to treat such information confidentially, or (c) upon the written consent of Seller. If this Agreement is terminated without the Closing having occurred, then the provisions of the preceding sentence shall survive such termination.

            9.12 The Seller shall not settle any suit, action or proceeding commenced to enforce the collection of rents or Additional Rents due the Seller from past, present or future tenants of the Building without obtaining the Purchaser's prior consent if such settlement would materially adversely affect the Purchaser's rights in any respect, which consent shall not be unreasonably withheld or delayed.

10.   and an assignment of the Leases in the form annexed hereto as Exhibit B.

11. and an assignment of said cash security deposits and all other security deposits being held by Seller, in the form annexed hereto as Exhibit B. To the extent that any of such security deposits are in the form of a letter of credit, at the Closing, at no cost or expense to Purchaser, Seller shall deliver to Purchaser all instruments (duly executed and acknowledged) which are required to transfer such letters of credit to Purchaser as the new beneficiary thereunder.

12.   information set forth in Schedule E hereto

13.   and all other defaults of which Seller is aware.

                                Inserts to Page 5

1. in the form annexed hereto as Exhibit C. In addition, at Closing, Seller shall deliver to Purchaser evidence reasonably satisfactory to Purchaser that all Service Contracts (other than 1996 RAB-Local 32B-32J Commercial Building Agreement dated February 4, 1996(the "Union Contract")) have been terminated effective on or prior to Closing. Seller shall indemnify and hold Purchaser harmless from and against any and all claims, liability, costs, charges, expenses, losses and fees (including, but not limited to, reasonable attorneys' fees) arising out of, resulting from, or related to Seller's acts or omissions under, or in connection with, the Service Contracts or from Seller's failure to have so terminated same (other than the Union Contract).

2. ("in Seller's possession," for the purposes of this Section 10, being deemed to include items in the possession of Seller's managing agent or any other person or entity controlled by Seller)

3.    and all other exceptions (other than Permitted Exceptions)

4.    in the form annexed hereto as Exhibit D,

4A.   including, without limitation, the Bill of Sale referred to in Section
      4.27 above, the Ernst & Young Letter referred to in Section 17.09 below (to the extent not delivered to Purchaser prior to Closing), the estoppel certificates referred to in Section 17.10 and the Release Documents (as defined in Section 17.11 below)

5.    (to the extent not paid by a wire transfer)

6.    in the form annexed hereto as Exhibit B.

7.    transferred

8. To the extent Seller has been paid any rent or Additional Rent which is attributable in whole or in part to the period after Closing, Seller shall promptly pay the amount of rent or Additional Rent attributable to such period to Purchaser, Seller hereby agreeing that such obligation shall survive the Closing.

                                Inserts to Page 6

1. Purchaser that such charges, liens and encumbrances will not be collected out of or enforced against the Premises,

1A Notwithstanding anything contained in this Agreement which may be deemed to the contrary, except for the title exceptions listed in insert no. 4 to Schedule B to this Agreement (which lists additional Permitted Exceptions nos. 8 and 9), it is agreed that the obligation of the Purchaser to close under this Agreement is conditioned upon, and shall be subject to, Purchaser's title company insuring Purchaser's title to the Premises free and clear of all of the title exceptions set forth in Schedule B to the title commitment issued by First American Title Insurance Company of New York, report date 12/31/97, title no. 135NYNY23501 (the "Title Report"), except for exception no. 11. Seller, at no cost or expense to Purchaser, shall deliver to Purchaser and to Purchaser's title company, all affidavits, instruments, undertakings, certificates and other documentation requested or required by Purchaser's title company to so insure Purchaser's title.

2. Except as otherwise expressly permitted in this contract, all notices, demands, approvals, consents, requests and other communications which under the terms of this contract, or under any statute, must or may be given or made by the parties hereto, must be in writing, and must be made either (i) by depositing such notice in the registered or certified mail of the United States of America, return receipt requested, or (ii) by delivering such notice by a commercial courier, which courier provides for delivery with receipt guaranteed, or (iii) by hand delivery, addressed to each party as follows:

      If to Purchaser:    at the address set forth on the first page of this
                          contract, Attention: Benjamin P. Feldman, Esq.

      With a copy to:     Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel,
                          P.C.
                          200 Park Avenue
                          New York, New York 10166
                          Attention: Robert J. Ivanhoe, Esq.

      If to Seller:       at the address set forth on the first page of this
                          contract, Attention: Stephen L. Bernstein, Esq.

      With a copy of to:  Sankel Skurman & McCartin LLP
                          750 Third Avenue - 29th Floor
                          New York, New York 10022

      If to Escrowee:     Sankel Skurman & McCartin LLP
                          750 Third Avenue - 29th Floor
                          New York, New York 10022

      All notices, demands, approvals, consents, requests and other communications shall be deemed to have been delivered (i) if mailed as provided for in this Section, on the date which is three (3) business days after mailing or (ii) if sent by commercial courier, on the date which is one (1) business day after dispatching, or (iii) if sent by hand delivery, on the date of such delivery or refusal to accept same. Either party may designate by notice in writing given in the manner herein specified a new or other address to which such notice, demand, approval, consent, request or other communication shall thereafter be so given or made.

3. Except as otherwise provided in this contract, all representations, warranties, covenants and other obligations of Seller set forth in this contract shall survive the Closing for six (6) months. Notwithstanding anything contained in this contract to be contrary, the covenants, obligations and representations of Seller set forth in: the last sentence of Section 4.07, Sections 4.14, 4.15, 4.27, 4A.03, 9.05, 9.10 and 9.11,
      the last sentence of
      insert no. 1 to Section 10.06, and Sections 12.03, 14.01 and 17.11, shall survive the Closing indefinitely, subject to applicable statutes of limitation.

                                Inserts to Page 7

A. 17.09 Upon not less than two (2) business days' prior written notice to Seller, Seller shall execute and deliver to Purchaser the letter (the " Ernst & Young Letter") in substantially the form attached hereto as Exhibit E If Seller receives no such notice prior to Closing, then Seller shall execute and deliver the Ernst & Young Letter to Purchaser at Closing.

            17.10 It shall be a condition to Purchaser's obligation to close title to the Premises in accordance with this contract that Seller deliver to Purchaser at Closing a tenant estoppel certificate(in the form annexed hereto as Exhibit D) duly executed and delivered by each of the Tenants that are leasing, in the aggregate, at least 5,000 rentable square feet of space in the Building, as indicated (with respect to Existing Tenants) on Schedule E hereto, and that each of such estoppel certificates be dated as of a date that is no more than thirty (30) days prior to the date of Closing. For the purposes of the preceding sentence, "Tenant" shall be deemed to include all subsidiaries and affiliates of the Tenant in question. In addition, Seller shall submit to all other tenants of the Building such tenant estoppel certificate and use its reasonable efforts to have such other tenants complete, execute and deliver same to Purchaser prior to Closing.

            17.11 Seller hereby represents to Purchaser that Seller is in the process of having the facade of the Building restored and repaired at a cost of approximately $1,500,000.00; that such restoration and repair work (the "Work") is being performed in three (3) successive phases; that the first (1st) phase has commenced but has not been completed; that through the date hereof, Seller has paid on account of the Work approximately $300,000.00 and owes (approximately) an additional $50,000.00 for Work performed to date; that the Work is being performed by and under the supervision of Erectra Construction Corp. and Antonucci and Lawless, respectively (and collectively the "Contractors"), pursuant to two (2) separate agreements (collectively, the "Contracts") between Seller and the Contractors; and that in connection with the performance of the Work Rockledge Scaffold Corporation (the "Scaffolding Contractor") has furnished and installed scaffolding around all or portions of the Building. Immediately after the date of this Agreement, Seller shall terminate the Contracts (Seller agreeing to use its best efforts to minimize any payments that are required to be made to the Contractors to effectuate such termination (such payments being hereinafter referred to as the "Termination Payments"), and require the Contractors to cease all Work, except for reasonably required protective and safety measures. Notwithstanding the foregoing, Seller shall not terminate the contract with the Scaffolding Contractor in respect of such scaffolding, and through Closing shall maintain such scaffolding at its sole cost and expense. From and after Closing, Seller shall have no obligations in respect of such scaffolding, except to the extent that Seller failed to pay for such maintenance. (The amount paid by Seller on account of the Work performed through the date of this Agreement, plus the amount owed but not paid on account of the Work performed through the date of this Agreement, plus any Termination Payments, all as reasonably documented by Seller, is hereinafter referred to as the "Work Amount"). Seller shall use its best efforts to minimize the Work Amount. To the a extent that the Work Amount is less than $500,000.00, Purchaser shall receive at Closing a credit in the amount of the difference between $500,000.00 and the Work Amount. To the a extent that the Work Amount is more than $500,000.00, Seller shall receive at Closing a credit in the amount of the difference between the Work Amount and $500,000.00. Notwithstanding anything contained in this Agreement which may be deemed to the contrary, it shall be a condition to Purchaser's obligation to close title to the Premises in accordance with this contract that Seller deliver to Purchaser at Closing
      (a) duly executed and acknowledged lien waivers from the Contractors, all of their subcontractors, materialmen and suppliers, and the Scaffolding Contractor, in the amounts paid to the Contractors, such subcontractors, materialmen and suppliers, and the Scaffolding Contractor, (b) duly executed and acknowledged general releases from the Contractors in respect of the Work, and (c) a duly executed letter from the

      Scaffolding Contractor to both Seller and Purchaser acknowledging that all amounts due and payable in respect of such scaffolding have been paid (other than the $500.00 per month rental therefor that is due for the period from and after the Closing Date) and that if and when Seller or Purchaser elects to have such scaffolding dismantled and removed from the Premises, the scaffolding shall be so dismantled and removed at no cost or expense to Seller or Purchaser; all of the foregoing in form and content reasonably satisfactory to Purchaser (all of the foregoing being here referred to as the "Release Documents"). In addition, Seller shall indemnify the Purchaser against and hold the Purchaser harmless from all losses, damages, liabilities and expenses (including, without limitation, attorneys' fees and disbursements) suffered, paid or incurred by the Purchaser as a result of the termination of the Contracts, Seller's failure to terminate the Contracts, or otherwise relating to the Work.

1.    Existing

2.    Schedule E hereto

3.    provided none of the foregoing render title to the Premises uninsurable.

4.    8.    the Leases

      9.    (a)   Covenants, restrictions and easements set forth in Liber 5089,
                  Cp. 461
            (b)   Covenants, restrictions and easements set forth in Liber 5078,
                  Cp. 366
            (c)   Party wall agreements recorded in Liber 124, Sec. 4, Cp. 77,
                  Liber 1488, Cp. 275 and Liber 2097, Cp.34, provided that at no additional premium, Purchaser's title company will insure
                  Purchaser that (A) none of the improvements on the Premises violate said party wall agreements, and (B) that there are no defaults under said party wall agreements.

                                Inserts to Page 8

1.    , or by wiring immediately available federal funds

2.    First American Title Insurance Company of New York

3. The Closing shall take place on or about the date which is sixty (60) days after Seller delivers to Purchaser a fully executed counterpart of this Agreement, which date may be extended by Purchaser one (1) or more times, for up to an additional thirty (30) days, in the aggregate, by Purchaser giving to Seller notice of Purchaser's desire to so extend on or prior to the date on which the Closing is then scheduled to occur, provided that, contemporaneously with the giving of such notice in respect of the first of such extensions, Purchaser gives a copy thereof to Escrowee, and either with or prior to the giving of such copy to Escrowee, Purchaser deposits with Escrowee, either by wire transfer or by check, an additional Downpayment of $900,000.00, to be held by Escrowee in accordance with, and subject to, all of the applicable provisions of this Agreement that are applicable to the Downpayment. Notwithstanding the foregoing, on not less than five (5) business days prior written notice to Seller, Purchaser may accelerate the date of Closing to a date that is no earlier than February 10, 1998, without payment or penalty of any kind.

4. At Purchasers' attorney's office or at such other office as may be designated by Purchaser's lender.

5. As set forth in the "Tax Search" portion of the Title Report. The tentative assessment for 1998/1999 is $5,760,000.00.

6.    None

7.    None.

8. See the Rider attached hereto containing Sections 25 through 27, which by this reference is made a part hereof. In addition to the Schedules listed in the Table of Contents on the first page of this Agreement, attached hereto and made a part hereof are:

      Schedule F  Payroll Schedule
      Schedule G  Service Contracts
      Schedule H  Violations

      Exhibit A   Assignment of Leases and Security Deposits
      Exhibit B   Assignment of Permits, Certificates and Licenses
      Exhibit C   Notice to Tenants
      Exhibit D   Form of Tenant Estoppel Certificate
      Exhibit E   Ernst & Young Letter
      Exhibit F   Bill of Sale

             RIDER TO CONTRACT OF SALE, DATED AS OF JANUARY 20, 1998
           BETWEEN THE FIRST REPUBLIC CORPORATION OF AMERICA, SELLER,
                AND SL GREEN OPERATING PARTNERSHIP, LP, PURCHASER

Section 18. Conflicts.

      18.1 In the event of a conflict or inconsistency between the terms and provisions of the printed form of contract of sale and this rider, the terms and provisions of this rider shall prevail.

Section 19. Latent Defects. Etc.

      19.1 Seller shall not be responsible for any latent, patent or other defect or change in the condition of the Premises or personal property, including without limitation, the presence of asbestos, chlordane, radon, PCB's, urea formaldehyde, gasoline or diesel fuel or any other chemicals, substances or materials which may or may not cause or pose hazardous health conditions or in any way diminish the value of the Premises.

Section 20. Existing Mortgage Prepayment Fee.

      20.1 Seller represents that there is an existing mortgage on the Premises having a principal balance on the date of this contract of $6,118,687.53 which mortgage will be prepaid by Seller on the date of Closing, together with a prepayment charge equal to 4% of the amount of principal prepaid, and Purchaser agrees that, at the Closing, it will pay such charge or reimburse Seller for the payment thereof, as additional consideration for the purchase of the Premises. Seller shall request that the holder of said mortgage assign same to Purchaser or to Purchaser's designee at Closing.

Section 21. Authorization of Attorneys.

      21.1 The respective attorneys for the parties are hereby authorized to give any notice which the party is required to give or may give under this contract.

Section 22. Seller's Execution.

      22.1 This contract shall not be binding upon Seller and Seller shall incur no obligation of any kind to Purchaser unless and until a fully executed counterpart of this contract is delivered to Purchaser's attorney. Such delivery shall be deemed a condition of this contract. All references herein to the "date of this contract" or the "date of this Agreement" shall, for the purposes of determining the running of any time periods, mean the date of the full execution and delivery of this contract.

Section 23. Dishonor of Payment Checks.

      23.1 If payment made on account of the down payment is by check or checks, and if any of said check or checks fails due collection, Seller, at its option, may declare this contract null, void and of no force and effect, and may pursue its remedies against Purchaser upon said check.

      23.2 Any checks payable upon the Closing for any balance due on account of the Purchase Price due hereunder or any adjustments due Seller shall be strictly in accordance with the terms of Section 2.02 of the printed portion of this contract, and shall be unendorsed bank checks or unendorsed certified checks of Purchaser payable to the order of Seller. Purchaser hereby guarantees the prompt payment of any and all such checks without necessity for notice and proof of presentment and dishonor. If any much check or any other check accepted by or on behalf of Seller is not signed by Purchaser as "maker," Purchaser hereby approves and guarantees the payment of such checks by the signing of this contract and hereby agrees that all such checks shall be treated as if they had been signed by Purchaser as well as the maker thereof. The provisions of this Section and the guaranties made herein shall survive the closing of title.

Section 24. Seller's Representations.

24.1 Seller makes the following representations and warranties that shall survive the Closing of this contract:

      (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is authorized to do business in the State of New York.

      (b) Seller has all requisite corporate power and authority to enter into and perform all the transactions contemplated by this contract. This contract is a legal, valid and binding obligation of Seller.

      (c) Seller has duly authorized the execution, delivery and performance of this contract and has or will duly authorize each agreement, document, or instrument required to be executed and delivered by Seller pursuant to this contract. The execution, delivery or performance of this contract or any other such document will not violate any term of its certificate of incorporation and by-laws or any other agreement, judicial decree, statute or regulation to which Seller is a party or by which Seller may be bound or affected.

      (d) The execution and delivery by Seller of this contract and all documents associated therewith and the performance by Seller of its obligations thereunder (i) do not constitute a violation of any provision of law, any order, regulation, or decree of any court or agency of government, or any indenture, mortgage, deed, trust agreement, or any other instrument to which Seller is a party or by which it or any of its property is subject to or bound, and (ii) are not in conflict with nor will they result in a breach of or constitute (with due notice and/or lapse of time) a default under any such agreement or any other instrument.

Section 25. Purchaser's Representations.

      25.1 Purchaser makes the following representations and warranties that shall survive the Closing of this contract:

      (a) Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is authorized to do business in the State of New York.

      (b) Purchaser has all requisite power and authority to enter into and perform all the transactions contemplated by this contract. This contract is a legal, valid and binding obligation of Purchaser.

      (c) Purchaser has duly authorized the execution, delivery and performance of this contract and has or will duly authorize each agreement, document, or instrument required to be executed and delivered by Purchaser pursuant to this contract. The execution, delivery or performance of this contract or any other such document will not violate any term of its partnership agreement or any other agreement, judicial decree, statute or regulation to which Purchaser is a party or by which Purchaser may be bound or affected.

      (d) The execution and delivery by Purchaser of this contract and all documents associated therewith and the performance by Purchaser of its obligations thereunder (i) do not constitute a violation or any provision of law, any order, regulation, or decree of any court or agency of government, or any indenture, mortgage, deed, trust agreement, or any other instrument to which Purchaser is a party or by which it or any of its property is subject to or bound, and (ii) are not in conflict with nor will they result in a breach of or constitute (with due notice and/or lapse of time) a default under any such agreement or any other instrument.

Section 26. Assignment.

      26.1 This contract is not assignable by Purchaser without express, prior, written consent of the Seller, except, however, that Purchaser may assign the contract to an entity wholly owned by it upon written notice to Seller but without Seller's consent. If such entity is a corporation, it is a condition of this right to assign that the entity be duly organized, validly existing and in good standing under the laws of the State of its incorporation and that it be authorized to do business in the State of New York. In no event shall the assignment of this contract by Purchaser relieve it of its responsibility for the payment and performance of the obligations of Purchaser hereunder that survive Closing.

Section 27. Miscellaneous.

      27.1 Except as otherwise provided herein, the customs with respect to title closings recommended by the Real Estate Board of New York shall apply to the apportionments to be made at the Closing.

      27.2 This contract may be executed in any number of counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.